Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 4, 2009, accompanying the consolidated financial statements and schedule included in the Annual Report of INX Inc. on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of INX Inc. on Forms S-8 (File No. 333-41001, effective November 25, 1997; File No. 333-60320, effective May 7, 2002; and File No. 333-150902, effective May 13, 2008) and Forms S-3 (File No. 333-146632, effective January 22, 2008; File No. 333-146710, effective February 6, 2008; and File No. 333-156113, effective February 3, 2009).
/s/ GRANT THORNTON LLP
Houston, Texas
March 4, 2009